EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Patina Oil & Gas Corporation Profit Sharing & 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-124964) of Noble Energy, Inc. of our report dated February 9, 2007, relating to the statements of net assets available for benefits of the Patina Oil & Gas Corporation Profit Sharing & 401(k) Plan as of April 3, 2006 and December 31, 2005, and the related statements of changes in net assets available for benefits for the period from January 1, 2006 to April 3, 2006 and for the year ended December 31, 2005, which report appears in the December 31, 2006 Annual Report on Form 11-K of the Patina Oil & Gas Corporation Profit Sharing & 401(k) Plan.

/s/ KPMG LLP

Denver, Colorado
June 27, 2007